Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hudson Highland Group, Inc.

New York, New York

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-104210) of Hudson Highland Group, Inc. of our report dated June 24, 2009, with respect to the statement of net assets available for benefits of the Hudson Highland Group, Inc. 401(k) Savings Plan as of December 31, 2008 and the related statement of changes in net assets available for benefits for the year then ended, and related supplemental schedule, which report appears in the December 31, 2008 annual report on Form 11-K of the Hudson Highland Group, Inc. 401(k) Savings Plan.

/s/ KPMG LLP

New York, New York

June 24, 2009